Exhibit 4.2

ABCO ENERGY, INC.
STOCK OPTION AGREEMENT
2015 STOCK OPTION AND INCENTIVE STOCK PLAN
GRANT DATE: ___________

1.
GRANT OF AWARD.  Pursuant to the provisions of the 2015 Stock Option and Incentive Stock Plan, (the “Plan”) of ABCO Energy, Inc. (the “Company”), on the date set forth above (the “Grant Date”), the Company has granted and hereby evidences the grant to the person named below (the “Optionee”), subject to the terms and conditions set forth or incorporated in this Stock Option Agreement (“Agreement”), the right, and option to purchase from the Company the aggregate number of shares of Common Stock ($.001 par value) of the Company (“Shares”) set forth below, at the purchase price indicated below (the “Option”), such Option to be exercised as hereinafter provided.  The Plan is hereby made a part hereof and Optionee agrees to be bound by all the provisions of the Plan.  Capitalized terms not otherwise defined herein shall have the meaning assigned to such term(s) in the Plan.  Unless otherwise provided in the Plan or in any employment agreement between the Company and Optionee, the provisions in this Agreement shall govern Optionee’s rights with respect to the vesting and exercise of the Option.  The Option is a nonqualified option as defined in the Plan.

Optionee:       ________________________
Employee ID: ________________________
Shares:           ________________________
Option Price: ________________________

2.	TERM OF OPTION. The term of this Option shall be for a period of seven (7) years from the Grant Date, subject to the earlier termination of the Option, as set forth in the Plan and in this Agreement.
3.	EXERCISE OF OPTION.
(a) The Option, subject to the provisions of the Plan, shall be exercised by submitting a request to exercise to the Company’s stock option administrator in the form of Exhibit A attached hereto in accordance with the Company’s current exercise policies and procedures, specifying the number of Shares to be purchase, which number may not be less than one hundred (100) Shares (unless the number of Shares purchased is the total balance which is then exercisable).  Unless the Company, in its discretion, establishes “cashless exercise” procedures and permits Optionee entitled to exercise the Option to utilize such “cashless exercise” procedures, Optionee so exercising all or part of this Option shall, at the time of exercise, tender to the Company cash or cash equivalent for the aggregate option price of the Shares Optionee has elected to purchase or a combination of the foregoing.
(b) Prior to its e4xpiration of termination, and except as otherwise provided herein, the Option may be exercised by Optionee, so long as Optionee has maintained continuous employment with the Company or a subsidiary of the Company immediately following the Grant Date, within the following time limitations:
[VESTING SCHEDULE]
4.
TAXES.  If, upon the exercise of an Option, there shall be payable by the Company any amount for tax withholding, the Company shall have the right to require Optionee to pay the amount of such taxes immediately, upon notification from the Company, before a certificate for the Shares purchased is delivered to Optionee pursuant to such Option.  Furthermore, the Company may elect to deduct such taxes from any other amounts then payable to Optionee in cash or in Shares or from any other amounts payable any time thereafter to Optionee.

5.
TRANSFERABILITY.  The Option may be transferred to and may thereafter be exercised by one or more members of Optionee’s immediate family, by a trust established by Optionee for the benefit of one or more members of Optionee’s immediate family, or by partnership or company of which the only owners are members of Optionee’s immediate family (the “Transferee(s)”), provided, that no portion of the Option may be transferred until such time as it becomes exercisable pursuant to Section 3b hereof and further provided that no more than fifty percent (50%) of the exercisable Option may be transferred by Optionee.  An “immediate family member” shall mean Optionee’s spouse, parents, children, grandchildren and the spouses of such parents, children and grandchildren.  Transferee will be subject to all terms and conditions applicable to Option prior to its transfer.  Transferee may not again transfer said Option.

(a)
In order to transfer this Option, Optionee must notify the Company in the form of a “Notice of Transfer of Stock Option” (which form may be obtained from the Company’s Legal Department) of such transfer and include the name, address and social security number of Transferee, as well as the relationship of Transferee to Optionee.

6.
FOREFEITURE OF OPTION UPON TERMINATION OF EMPLOYMENT.  Unless otherwise provided for in the Plan or in this Agreement, the Option, to the extent not yet exercised, shall be forfeited immediately upon Optionee’s termination of employment with the Company or any of its subsidiaries.

7.
TERMINATION OF OPTIONEE’S EMPLOYMENT WITHOUT CAUSE AND WITH SEVERANCE PAY.  In the event that Optionee’s employment is terminated without cause by the Company or one of its subsidiaries and Optionee receives severance pay following Optionee’s employment, vesting of the Option shall continue through the end of the severance period and any vested Option shall be exercisable at any time during the severance period and on or before the ninetieth (90) day

8.
following the last day of the severance period, as long as no government regulations or rules are violated by such continued vesting or exercise period; provided however, that no option will be exercisable beyond its original option term.  The Board of Directors shall have the authority, in its sole discretion, to make any interpretations, determinations, and/or take any administrative actions with respect to whether any post-termination payments to an Optionee shall be deemed severance pay, the duration of any severance period, and/or whether a termination was without cause.

9.
RETIREMENT OF OPTIONEE.  A “Qualified Retiree” (defined below) may exercise a vested Option, to the extent that Optionee shall be entitled to do so as of Optionee’s retirement date, at any time within two (2) years after Optionee’s Retirement Date, but not beyond the original term of the Option.  A “Qualified Retiree” shall be an Optionee who (a) voluntarily terminates his or her employment with, or is terminated without cause by the Company or one of its subsidiaries and (b) has attained the age of fifty-five (55) and have a least ten (10) years of continuous service, or attained the age of sixty (60) with at least five (5) years of continuous service on his or her last date of employment (the “Retirement Date”).  Options unvested at the Retirement Date are forfeited.  The Committee shall have the authority in its sole discretion to make any interpretations, determinations, and/or take any administrative actions with respect to whether Optionee shall be deemed a Qualified Retiree.

10.
DISABILITY OF OPTIONEE.  In the event Optionee ceases to be employed by the Company, or any subsidiary of the Company, by reason of total and permanent, disability, as defined by the U.S. Social Security Administration, the Options shall vest on a pro rata basis as follows:  the total number of Options vested as of the Termination Date, including Options previously vested, shall be equal to the number of Options granted on the Grant Date multiplied by the following fraction: (A) the numerator shall be the whole number of months elapsed since the Grant Date and (B) the denominator shall be [TOTAL NUMBER OF MONTHS IN THE VESTING SCHEDULE].  For purposes of this calculation,   the number of months in the numerator in sub-section (A) above shall include any partial month in which Participant has worked.  For example, if the time elapsed between the Grant Date and the Termination Date is eight months and five days, the numerator in the sub-section (A) above shall be nine.

(a)	The vested Option may be exercised at any time within one (1) year of Optionee’s Termination Date but not beyond the original term of the Option.
11.
 DEATH OF OPTIONEE.  In the event of Optionee’s death while Optionee is employed by the Company or a subsidiary of the Company, all unvested Options shall immediately vest and the Option shall remain exercisable for a period of one (1) year of Optionee’s death, or prior to the Option expiration date, whichever occurs first, by Optionee’s executor, administrator, personal representative or any person or persons who acquired the Option directly from Optionee by bequest of inheritance.  At the end of said one-year period, all rights with respect to any Option that is unexercised shall terminate and the unexercised Option shall be cancelled.

12.
ACCEPTANCE OF AWARD.  The Option may not be exercised unless and until the Company has received acceptance by Optionee of the terms and conditions set forth herein.  Acceptance may be submitted either electronically, if available, or in writing.

13.
NOTICE.  Any notice required to be given hereunder to the Company shall be addressed to the Company, attention Secretary of the Company at the address stated below in the attached Exhibit A and any notice required to be given hereunder to Optionee shall be addressed to Optionee at his or her address as shown on the records of the Company subject to the right of either party hereafter to designate in writing to the other address.

14.
RECOUPMENT OF OPTION AND AWARDS DUE TO FINANCIAL, FRAUD OR MISCONDUCT.  Any portion of the Option that has not vested or been exercised shall be forfeited and cancelled, and Optionee shall immediately repay to the Company the value of any pre-tax economic benefit that Optionee derived from the Option, if the Board determines that financial fraud or misconduct has occurred in a manner which subjects Optionee to recoupment under the Company’s recoupment policy, as in effect from time to time.   The portion of the Option to be cancelled and the amount to be repaid by Optionee, shall be the portion and amount necessary to disgorge the value enjoyed or realized by Optionee from the Option and the underlying Shares, as determined by the Board, or a portion of such share value as may be determined by the Board in its sole discretion.  In making its determinations under this paragraph, the Board may, by way of example only, (i) with respect with any portion of the Option which has been exercised and as to which beneficial ownership of the Shares obtained on exercise has not been transferred by Optionee as of the date of the repayment obligation arises, require Optionee to repay to the Company an amount equal to the Fair Market Value of such Shares as of the date of such repayment, less the exercise price paid by Optionee to acquire such Shares; and (ii) with respect to any portion of the Option which has been exercised and as to which beneficial ownership of the Shares obtained on exercise has been transferred by Optionee as of the date the repayment obligation arises, require Optionee to repay to the Company an amount equal to the Fair Market Value of such Shares as of the date such Shares were transferred by Optionee, less the exercise price paid by Optionee to acquire such Shares.  In each case the amount to be repaid by Optionee shall also include any dividends (including any economic benefit thereof or distributions received by Optionee with respect to any Option Shares and, in calculating the value to be repaid, adjustments may be made for stock splits or other capital changes or corporate transactions, as determined by the Board.  If Optionee fails to repay the required value immediately upon request by the Board, the Company may seek reimbursement of such value from Optionee by reducing salary or any other payments that may be due to Optionee, to the extent legally permissible, and/or through initiating a legal action to recover the such amount, which recovery shall include any reasonable attorney’s fees incurred by the Company in bringing such action.

15.	GOVERNING LAW. This Nonqualified Stock Option Agreement and the Option evidenced hereby shall be governed by the laws of the State of Nevada without giving effect to principles of conflict of law.

BY: ______________________________
      [OPTIONEE NAME]
      [TITLE]

ABCO ENERGY, INC.
Accepted By: __________________________

________________________
DATE

NOTICE OF EXERCISE OF STOCK OPTION

TO:         ABCO ENERGY, INC.
2100 North Wilmot
Tucson, Arizona 85712
Attention Secretary

Ladies and Gentlemen:

I hereby exercise my Option to purchase _______ shares (the “Shares”) of the common stock 5,001 par value of ABCO Energy, Inc. (the “Company”) at the exercise price of $_____ per share, pursuant to and subject to the terms of that certain Grant Notice and Stock Option Agreement between the undersigned and the Company dated __________.

I understand the nature of the investment that I am making and the financial risks thereof.  I am aware that it is my responsibility to have consulted with competent tax and legal advisors about the relevant national, state and local income tax and securities laws affecting the exercise of the Option and the purchase and subsequent sale of the Shares.

I am paying the option exercise price for the Shares as follows:

Please issue the Shares (check one);

□ to me; or
□ to me and ________________________, as joint tenants with right of survivorship at the following address:
_______________________________
_______________________________
_______________________________

My mailing address for shareholder communications, if different from the address listed above, is: _______________________________
_______________________________
_______________________________

Very truly yours,

___________________________ _______________________
Participant (signature)         Date

___________________________ _______________________
Print Name                                             Social Security Number